                                                                    EXHIBIT 10.3

THE LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED NOR HAVE THERE BEEN ANY CORRESPONDING REGISTRATIONS UNDER THE SECURITIES ACT OF ANY STATE AND, AS A RESULT, ANY INTEREST PURCHASED IN THIS PARTNERSHIP MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT ALL APPLICABLE REGISTRATIONS UNDER SUCH SECURITIES ACTS OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF STATE AND FEDERAL SECURITIES LAWS.




                        AGREEMENT OF LIMITED PARTNERSHIP


                                       OF

            TOUCHSTONE RESOURCES -2001 HACKBERRY DRILLING FUND, L. P.
                          (a Texas Limited Partnership)









                                 Prepared by:
                                 Hughes, Watters & Askanase, L.L.P.
                                 1415 Louisiana, 37th Floor
                                 Houston, Texas 77002
                                 Phone: 713/759-0818

                                TABLE OF CONTENTS

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ARTICLE  I - GENERAL PROVISIONS...................................................................................1

   1.1      FORMATION OF THE PARTNERSHIP..........................................................................1
   1.2      NAME OF THE PARTNERSHIP...............................................................................1
   1.3      OTHER ACTS AND FILINGS................................................................................1
   1.4      NAMES AND ADDRESSES OF PARTNERS.......................................................................1
   1.5      PURPOSES OF THE PARTNERSHIP...........................................................................1
   1.6      TERM OF THE PARTNERSHIP...............................................................................2
   1.7      PRINCIPAL PLACE OF BUSINESS AND REGISTERED OFFICE AND REGISTERED AGENT OF THE PARTNERSHIP.............2
   1.8      INVESTMENT REPRESENTATIONS OF LIMITED PARTNERS........................................................2

ARTICLE  II - DEFINITIONS.........................................................................................2

   2.1      AFFILIATE.............................................................................................2
   2.2      AGREEMENT.............................................................................................3
   2.3      AMI...................................................................................................3
   2.4      ASSIGNEE..............................................................................................3
   2.5      CAPITAL ACCOUNT.......................................................................................3
   2.6      CAPITAL CONTRIBUTIONS.................................................................................3
   2.7      CERTIFICATE OF LIMITED PARTNERSHIP....................................................................3
   2.8      COMMITMENT............................................................................................3
   2.9      DISTRIBUTIONS.........................................................................................3
   2.10     FISCAL YEAR...........................................................................................3
   2.11     GENERAL PARTNER.......................................................................................3
   2.12     INTERNAL REVENUE CODE.................................................................................3
   2.13     LIMITED PARTNER.......................................................................................4
   2.14     MAJORITY VOTE.........................................................................................4
   2.15     MANAGEMENT FEE........................................................................................4
   2.16     NET CASH AVAILABLE....................................................................................4
   2.17     OPTION................................................................................................4
   2.18     PARTNER...............................................................................................4
   2.19     PARTNERSHIP...........................................................................................4
   2.20     PARTNERSHIP INTEREST..................................................................................4
   2.21     PARTNERSHIP PROPERTY..................................................................................4
   2.22     TOUCHSTONE............................................................................................4

ARTICLE  III - CAPITAL CONTRIBUTIONS..............................................................................5

   3.1      COMMITMENTS...........................................................................................5
   3.2      PAYMENTS OF COMMITMENTS...............................................................................5
   3.3      FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS......................................................5
   3.4      CAPITAL CONTRIBUTIONS.................................................................................6
   3.5      RETURN OF CAPITAL.....................................................................................6
   3.6      NO INTEREST ON CAPITAL CONTRIBUTION...................................................................6
   3.7      CAPITAL ACCOUNT.......................................................................................6

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ARTICLE  IV - PARTNERS' SHARE OF PARTNERSHIP INCOME OR LOSS ITEMS.................................................7

   4.1      ALLOCATIONS...........................................................................................7
   4.2      SPECIAL ALLOCATIONS...................................................................................7
   4.3      OTHER ALLOCATION ISSUES...............................................................................7
   4.4      LIMITATIONS ON ALLOCATIONS............................................................................8
   4.5      TRANSFERS.............................................................................................9
   4.6      EXPERTS...............................................................................................9

ARTICLE  V - PARTNERSHIP DISTRIBUTIONS............................................................................9

   5.1      ORDINARY DISTRIBUTIONS................................................................................9
   5.2      DISTRIBUTIONS TO BE DETERMINED MONTHLY................................................................9

ARTICLE  VI - THE GENERAL PARTNER.................................................................................9

   6.1      MANAGEMENT OF THE PARTNERSHIP.........................................................................9
   6.2      AUTHORITY OF THE GENERAL PARTNER.....................................................................13
   6.3      ASSIGNMENT OF THE INTEREST OF THE GENERAL PARTNER AND ADMISSION OF ADDITIONAL GENERAL PARTNERS.......13
   6.4      REMOVAL AND WITHDRAWAL OF THE GENERAL PARTNER........................................................13
   6.5      OTHER ACTIVITIES OF THE GENERAL PARTNER..............................................................15
   6.6      COMPENSATION TO THE GENERAL PARTNER..................................................................16
   6.7      LOANS BY THE GENERAL PARTNER TO THE PARTNERSHIP......................................................16
   6.8      EXERCISE OF OPTION...................................................................................16
   6.9.     AREA OF MUTUAL INTEREST..............................................................................17

ARTICLE  VII - THE LIMITED PARTNERS..............................................................................18

   7.1      LIMITATIONS REGARDING THE LIABILITY AND AUTHORITY OF THE LIMITED PARTNERS............................18
   7.2      ASSIGNMENT OF INTEREST OF LIMITED PARTNER............................................................18
   7.3      ASSIGNMENT OF RIGHT TO RECEIVE DISTRIBUTIONS.........................................................19
   7.4      DRAG-ALONG RIGHTS....................................................................................19
   7.5      NO ASSIGNMENT ALLOWED UNDER CERTAIN CIRCUMSTANCES....................................................20
   7.6      WITHDRAWAL...........................................................................................20
   7.7      PARTNERSHIP ACTIONS INITIATED BY THE LIMITED PARTNERS................................................20
   7.8      DEATH, INSANITY, INCOMPETENCE OR BANKRUPTCY OF A LIMITED PARTNER.....................................20

ARTICLE  VIII - BOOKS, RECORDS, BANKING RELATIONSHIPS AND REPORTS................................................21

   8.1      BOOKS AND RECORDS....................................................................................21
   8.2      FINANCIAL AND TAX REPORTING YEAR.....................................................................21
   8.3      FINANCIAL REPORTS TO PARTNERS........................................................................21
   8.4      TAX RETURNS..........................................................................................21
   8.5      TAX ELECTIONS AND ALLOCATIONS........................................................................22
   8.6      TAX MATTERS PARTNER; TAX CONTROVERSIES...............................................................22
   8.7      OTHER REPORTS........................................................................................22
   8.8      CONFIDENTIALITY......................................................................................23
   8.9      BANKING..............................................................................................24
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                                       ii

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ARTICLE  IX - PARTNERSHIP LITIGATION AND INDEMNIFICATION.........................................................24

   9.1      PARTNERSHIP LITIGATION...............................................................................24
   9.2      INDEMNIFICATION AND INSURANCE........................................................................24
   9.3      LIMITATION ON LIABILITY OF LIMITED PARTNERS FOR INDEMNIFICATION......................................25
   9.4      LIABILITY OF GENERAL PARTNER.........................................................................25

ARTICLE  X - AMENDMENTS AND MERGERS..............................................................................25

   10.1     AMENDMENT WITHOUT CONSENT............................................................................25
   10.2     AMENDMENTS...........................................................................................25
   10.3     AMENDMENTS AFTER CHANGE OF LAW.......................................................................26
   10.4     MERGERS AND CONVERSIONS..............................................................................26

ARTICLE  XI - DURATION AND TERMINATION...........................................................................26

   11.1     DISSOLUTION OF PARTNERSHIP...........................................................................26
   11.2     DISTRIBUTION OF ASSETS UPON DISSOLUTION..............................................................27
   11.3     GENERAL PARTNER'S AUTHORITY TO CONDUCT DISSOLUTION...................................................27
   11.4     RETURN OF CAPITAL CONTRIBUTION.......................................................................28

ARTICLE  XII - MEETINGS AND VOTING RIGHTS........................................................................28

   12.1     NOTICE AND CALL OF MEETINGS..........................................................................28
   12.2     ONE VOTE PER ONE PERCENT OF PARTNERSHIP INTEREST.....................................................28
   12.3     CONSENTS.............................................................................................29

ARTICLE  XIII - MISCELLANEOUS....................................................................................29

   13.1     NOTICE...............................................................................................29
   13.2     WAIVER...............................................................................................29
   13.3     CAPTIONS.............................................................................................29
   13.4     SEVERABILITY.........................................................................................29
   13.5     GOVERNING LAW........................................................................................29
   13.6     CUMULATIVE RIGHTS AND REMEDIES.......................................................................29
   13.7     COUNTERPARTS.........................................................................................30
   13.8     CONSTRUCTION.........................................................................................30
   13.9     ENTIRE AGREEMENT.....................................................................................30
   13.10    CREDITORS............................................................................................30
   13.11    AUTHORITY............................................................................................30
   13.12    SIGNATURES...........................................................................................30
   13.13    SUCCESSORS AND ASSIGNS...............................................................................30
   13.14    MEDIATION............................................................................................30
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                                      iii

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

           TOUCHSTONE RESOURCES - 2001 HACKBERRY DRILLING FUND L. P.

         This Agreement of Limited Partnership of Touchstone Resources-2001 Hackberry Drilling Fund, L. P. is made and entered into by the General Partner, and those persons listed on Exhibit A to this Agreement as the Limited Partners, and any other persons that may be admitted subsequently to the Partnership as Limited Partners pursuant to the terms hereof.

                         ARTICLE I - GENERAL PROVISIONS

1.1 Formation of the Partnership. By entering into and complying with the terms of this Agreement, the Partners form a limited partnership pursuant to the Texas Revised Limited Partnership Act, as it may be amended from time to time. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Texas Revised Limited Partnership Act. The General Partner is authorized to execute, file and cause to be published with the proper authorities in the State of Texas and each other jurisdiction in which the Partnership conducts business, a certificate of limited partnership and/or such other certificates or documents as required by the limited partnership act, fictitious or assumed name act or similar statute there in effect and to preserve the limited liability of the Limited Partners. To the extent that similar laws of other jurisdictions also so require, the Partners agree to form a limited partnership under the laws of each such other jurisdiction in compliance with those laws.

1.2 Name of the Partnership. The name of the Partnership shall be Touchstone Resources-2001 Hackberry Drilling Fund L. P. or such other name as shall be selected from time to time by the General Partner upon written notice to the Limited Partners.

1.3 Other Acts and Filings. The General Partner and, if necessary, the Limited Partners, from time to time shall execute or cause to be executed all such certificates or other documents, and do or cause to be done all such filing, recording, publishing or other acts, as the General Partner may deem to be appropriate to comply with the requirements of law for the formation and/or operation of a limited partnership in the State of Texas and all other jurisdictions where the Partnership shall desire to conduct business and to preserve the limited liability of the Limited Partners to the fullest possible extent.

1.4 Names and Addresses of Partners. The name of the General Partner is Touchstone Resources Ventures, LLC, a Texas limited liability company, and its business address is 5858 Westheimer, Suite 708, Houston, Texas 77057, telephone number 713-784-1113, and facsimile number 713-785-8530. The names and business or mailing address of each Limited Partner and the date upon which each such Partner entered into the Partnership are as set forth from time to time in the records of the Partnership, and as initially set forth on Exhibit A hereto.

1.5 Purposes of the Partnership. The purpose of the Partnership shall be to acquire, lease, drill, and if successful, develop and manage two prospects located in Jefferson County, Texas on the lands as set forth on Exhibit B hereto, and pursuant to the terms hereof, to exercise an option to drill two more wells on two other prospects also described on Exhibit B; and thereafter, with the properties and production therefrom, to engage in the oil and gas business and to purchase, sell, own and operate these oil, gas or mineral properties now existing or in the future, and conduct any other business activity directly or indirectly related to these oil and gas properties developed in connection herewith.


1.6 Term of the Partnership. The Partnership commenced upon the filing and recording of the required certificate of limited partnership with the Secretary of State of the State of Texas on October 31, 2001 and shall continue in existence through December 31, 2060, unless continued for a longer period as provided in this Agreement, or unless sooner terminated pursuant to the terms hereof.

1.7 Principal Place of Business and Registered Office and Registered Agent of the Partnership. The principal place of business and registered office of the Partnership shall be located at 5858 Westheimer, Suite 708, Houston, Texas 77057, or at such other place or places as the General Partner may from time to time designate by notice to the Limited Partners. Mr. Mark A. Bush, President of Touchstone Resources Ventures, L.L.C. shall be the registered agent at that address, until such time that another registered agent is duly appointed by the General Partner. The Partnership may also maintain such other offices as the General Partner shall deem appropriate.

1.8 Investment Representations of Limited Partners. Each Limited Partner hereby represents that it is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. Each Limited Partner also represents that by reason of its business and financial experience, and the business and financial experience of those persons retained by it to advise it with respect to its investment herein, it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment and is able to bear the economic risk of such investment. Each Limited Partner has had access to and received information from the Partnership and the General Partner concerning the Partnership's proposed business and operations, as requested by each Limited Partner. Each Limited Partner also represents that it is acquiring the interests in the Partnership hereunder for investment purposes only and not with a view to the resale or distribution thereof.

                            ARTICLE II - DEFINITIONS

         Unless otherwise expressly provided in this Agreement or unless the context otherwise requires, the terms having initial capital letters set forth herein shall have the meanings set forth below.

2.1 Affiliate. Any of (a) any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity, (b) any person or entity owning or controlling 10% or more of the outstanding voting securities of such other person or entity or any person of which 10% or more of the outstanding voting securities are directly or indirectly owned or controlled by the person or entity in question, (c) any officer, director or partner of such entity, or (d) if such other person is an officer, director or partner, any entity for which such person acts in such capacity.

2.2 Agreement. This Agreement of Limited Partnership of Touchstone Resources-2001 Hackberry Drilling Fund, L. P., as it may be amended from time to time.

2.3 AMI. AMI shall mean the geographical area of mutual interest as defined by the map attached hereto as Exhibit C. With respect to the South China and South French prospects listed on Exhibit C, the AMI shall remain in place for the term of the Partnership. With respect to the Carr and Mid-French prospects, if the Partnership does not exercise its option to drill these prospects, the AMI with respect to these prospects will lapse with respect to those prospects as of the date the option exercise price is due to SK Resources, Inc.

2.4 Assignee. A party that has acquired a beneficial interest in the Partnership, but that is not a substitute Limited Partner.

2.5 Capital Account. The Capital Account maintained for each Partner pursuant to
Section 3.7 of this Agreement.

2.6 Capital Contributions. The cash and the agreed upon fair market value of other property actually contributed to the capital of the Partnership by any of the Partners. The Capital Contribution of substitute Limited Partners shall be that attributable to the Partnership Interest assigned to that substitute, as well as any additional amount thereafter contributed.

2.7 Certificate of Limited Partnership. The Certificate of Limited Partnership, as it may be amended from time to time, as required to be filed by the General Partner under the Texas Revised Limited Partnership Act.

2.8 Commitment. The total Capital Contribution that a Partner has agreed to make to the Partnership as of the execution hereof as set forth on Exhibit A hereto.

2.9 Distributions. Distributions in cash or property from the Partnership to one or more Partners pursuant to Article V or Article XI of this Agreement.

2.10 Fiscal Year. This shall be defined as (i) the period commencing on the effective date of this Agreement (the effective date being the time when the Limited Partners entered into the Partnership) and ending on December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to close its books and allocate profits, losses, and other items of Partnership income, gain, loss, or deduction pursuant to Article IV hereof.

2.11 General Partner. Touchstone Resources Ventures, L.L.C., a Texas limited liability company, and any other person that may become a substitute or additional General Partner and which is elected or admitted hereto as a General Partner pursuant to the terms hereof.

2.12 Internal Revenue Code. The Internal Revenue Code of 1986, as amended (26 U.S.C.). Section references to the Internal Revenue Code are to the Section of the Internal Revenue Code as of the date of this Agreement. All such references to the Internal Revenue Code and to Sections thereof are deemed to include appropriate portions of any subsequently enacted internal revenue law, code, act or similar legislation dealing with the same subject matter as contained in the Internal Revenue Code. All references to "Treasury Regulations" shall be those regulations or proposed regulations as promulgated by the Internal Revenue Service pursuant to the Internal Revenue Code.

2.13 Limited Partner. Any person or entity, properly executing this Agreement as a limited partner, who is accepted by the General Partner, such acceptance to be evidenced by the execution of this Agreement and, as required, the filing of any certificates, and any person who is otherwise admitted to the Partnership in accordance with the terms hereof as a limited partner.

2.14 Majority Vote. The affirmative vote of those Partners owning more than fifty-one per cent (51%) of the aggregate outstanding Partnership Interests; expressly provided, that if the reference is to the Majority Vote of the Limited Partners, the reference shall mean fifty-one per cent (51%) of the Partnership Interests.

2.15 Management Fee. A fee payable to the General Partner equal to $10,000 per well drilled by the Partnership, payable out of the cash Capital Contributions of the Limited Partners on or before the commencement of drilling the applicable well.

2.16 Net Cash Available. Net Cash Available shall mean the gross cash proceeds from Partnership operations (expressly including income from sales of oil and gas and sales of properties in the ordinary course of business) after the portion used to pay or establish reserves for all Partnership expense, (expressly provided that no individual reserve account may exceed $50,000 per annum), debt repayment, contingencies and replacements, to be determined in the sole discretion of the General Partner. Net Cash Available shall not be reduced by depreciation, depletion, amortization, cost recovery allowance or any other similar allowance, but shall be increased by any reduction of cash reserves previously established pursuant to the first sentence of this definition, and shall include noncash items as otherwise set forth in this Agreement.

2.17 Option. The option by the Partnership to drill the Carr Prospect and the Mid-French Prospect as defined in Exhibit B.

2.18 Partner. A General Partner or any Limited Partner or any duly admitted successors.

2.19 Partnership. Touchstone Resources-2001 Hackberry Drilling Fund Partnership,
L. P., the limited partnership created under this Agreement.

2.20 Partnership Interest. The percentage interest of each Partner described as the "Partnership Interest" on Exhibit A hereto. The Partnership Interest of any Partner shall be personal property for all purposes.

2.21 Partnership Property. All assets, properties and rights of any type owned by the Partnership.

2.22 Touchstone. Touchstone shall mean Touchstone Resources USA, Inc., a Texas corporation.

                       ARTICLE III - CAPITAL CONTRIBUTIONS

3.1 Commitments. Subject to the terms and conditions hereof, each Limited Partner, upon admission to the Partnership, agrees to contribute to the Partnership the total amount of cash as set forth or described opposite that Partner's name on Exhibit A hereto under the column headed "Commitment," which Commitment includes such Partner's Initial Capital Contribution. As of the execution hereof, each Partner shall make the Capital Contribution as described on Exhibit A under the column headed "Initial Capital Contribution," by paying an amount of cash equal to the amount set forth opposite that Partner's name on Exhibit A hereto. Except as specifically provided in this Agreement, the Commitment of a Partner: (i) shall represent the maximum aggregate amount of cash and property that such Partner shall be required to contribute to the capital of the Partnership; and (ii) shall not be changed during the term of the Partnership.

3.2 Payments of Commitments. After the payment of the Initial Capital Commitment, the Partners may be required from time to time, in accordance with the terms hereof, to pay in cash the unfunded portion of the Commitment due to the Partnership. The General Partner shall, in its sole and absolute discretion, determine whether additional amounts of capital are required by the business plans of the Partnership. The only person authorized to call any remaining portion of the Commitment shall be the duly constituted and authorized General Partner, and no creditor of the Partnership shall have any rights, legal or equitable, to require the General Partner to make a call for any unfunded portion of the Commitment. Based on the amount necessary to call, the General Partner shall be required to send written notice at least ten (10) business days prior to the date all or any portion of the unfunded portion of the Commitment is due. The Partners shall have ten (10) business days from the receipt of the written notice in which to fund the amount set forth in such funding notice, provided, that no Partner shall be required to contribute any amount that would cause the aggregate Capital Contributions made hereunder to exceed such Partner's Commitment, as amended hereby.

3.3 Failure to Make Additional Capital Contributions. If any Partner (the "Defaulting Partner") fails or refuses to pay any additional Commitment to the Partnership within the thirty (30) day period provided for in Section 3.1, the Defaulting Partner's right to receive distributions from the Partnership or vote on any Partnership matter shall be immediately suspended. Unless a portion of the Defaulting Partner's interest in the Partnership is acquired by another Partner pursuant to the terms hereof, the Defaulting Partner shall continue to be allocated such Partner's share of Partnership income, gains, losses, deductions and credits. Except as otherwise provided in this Section, the suspension shall remain in effect from the date it is invoked until the Defaulting Partner contributes to the Partnership (i) the amount of the Defaulting Partner's deficiency and (ii) interest on the outstanding balance thereof at an annually compounding rate of eighteen percent (18%) per annum. Any distributions to which the Defaulting Partner would otherwise be entitled, but which are withheld by the Partnership pursuant to this Section, shall be applied against the deficiency and interest owed by the Defaulting Partner to the Partnership, first against interest accrued on such Defaulting Partner's deficiency and then against the deficiency itself. A Defaulting Partner's Capital Account will be credited to the extent such credits are applied against the deficiency. Interest credited will be treated as income of the Partnership. The Partnership shall have a lien against the Defaulting Partner's Partnership Interest and each Partner hereby assigns to the Partnership a security interest in such Partner's Partnership Interest, to secure all obligations of the Partner to the Partnership under this Agreement. Each Partner agrees to execute such financing statements and other documents as the General Partner may reasonably request to perfect the security interest granted by this Agreement. The Partnership shall also be authorized to reduce the Defaulting Partner's Partnership Interest to a percentage calculated as follows: the Defaulting Partner's Partnership Interest immediately prior to the default, shall be reduced to a percentage to reflect the relative Capital Contributions of all of the Limited Partners as affected by the amount in default, further multiplied by
0.90. The Partnership may take any other legal action to recover the amount of any deficiency or interest owed by a Defaulting Partner to the Partnership, including foreclosing on the Partnership's security interest in the Defaulting Partner's Partnership Interest and the Defaulting Partner shall be further liable to the Partnership for any reasonable attorneys' fees and collection and court costs incurred by the Partnership in taking such action. The General Partner shall also be expressly authorized to sell the Partnership Interest of the Defaulting Limited Partner to other Partners, in exchange for the amount of the additional Capital Contribution and the fair market value of the Partnership Interest, as determined by the General Partner, in its sole discretion. Pursuant to the express terms and conditions of Section 6.8 below, in the event a Limited Partner determines not to vote in favor of the exercise of the Option, that Limited Partner shall not be considered a "Defaulting Limited Partner" in the event that it determines not to fund that portion of the Commitment associated with the drilling of the prospects in the Option.

3.4 Capital Contributions. Except as agreed to by a Majority Vote of the Limited Partners, all Capital Contributions, after the Initial Capital Contribution, shall be in cash. The obligation of a Partner to satisfy its Commitment shall be without interest except as provided in Section 3.3 above.

3.5 Return of Capital. Except upon dissolution and liquidation of the Partnership as set forth herein, there is neither an agreement nor a time set for the return of any Capital Contribution. To the extent funds are available therefore, the General Partner may return capital out of proceeds of refinancing, operating revenue (expressly provided that ordinary distributions as provided in Article V are not a return of capital for purposes hereof) or out of proceeds of sales of Partnership Property, after reserving sufficient funds for payment of all debts, working capital, contingencies, replacements, and withdrawals of capital, if any, and to the extent of available funds, the General Partner shall return said capital at dissolution and termination, as hereinafter set forth. A Partner shall not be entitled to withdraw any part of its Capital Contribution or to receive any distribution from the Partnership, except as provided herein, or as may be agreed to by the General Partner.

3.6 No Interest on Capital Contribution. No Partner shall be entitled to interest of any kind on Capital Contributions.

3.7 Capital Account. A capital account ("Capital Account") shall be established for each Partner and shall be maintained in such a manner as to correspond with the requirements of Treasury Regulations under Section 704(b) of the Code (the "Allocation Regulations"), including the calculation of "simulated depletion," "simulated basis," "simulated gain" and "simulated loss" as those terms are described in the Allocation Regulations. If any additional interests are to be issued in the Partnership in consideration for a contribution of property or cash or if any Partnership property is to be distributed in liquidation of the Partnership or an interest in the Partnership, the Capital Accounts of the Partners (and the amounts at which all Partnership Properties are carried on its books and records utilized in the calculation of the Capital Accounts) shall, immediately prior to such issuance or distribution, as the case may be, be adjusted consistent with the provisions of the Allocation Regulations.

        ARTICLE IV - PARTNERS' SHARE OF PARTNERSHIP INCOME OR LOSS ITEMS

4.1 Allocations. Except as otherwise provided herein or unless another allocation is required by the Allocation Regulations, for purposes of maintaining the Partners' Capital Accounts, all items of Partnership income, gain, loss, deduction and credit (including "simulated depletion," "simulated gain" and "simulated loss" as those terms are defined in the Allocation Regulations) shall be allocated among the Partners pro rata in accordance with their Partnership Interests. For purposes of computing the amount of each such item of income, gain, deduction or loss, the determination, recognition and classification of such item shall be the same as its determination, recognition and classification for federal income tax purposes unless otherwise required by the Allocation Regulations. It is the intent of the Partners that the allocations provided for in this Article IV qualify and meet the requirements of
Section 514(c)(9)(E) of the Code and the General Partner shall interpret them accordingly.

4.2 Special Allocations. Notwithstanding any other provision of this Agreement to the contrary:

         4.2.1 Income from the sale, exchange or other disposition of production from wells shall be allocated among the Partners in proportion to their Partnership Interests.

         4.2.2 Gain or "simulated gain," if any, resulting from the sale or other taxable disposition of all or any interest in those wells shall be allocated among the Partners so that the portion of each Partner's Capital Account attributable to the interest sold ("simulated basis" plus allocable gain or "simulated gain") shall be in proportion to their Partnership Interests (or as close thereto as possible).

4.3 Other Allocation Issues. The Partnership shall, except to the extent such item is subject to allocation pursuant to Section 704(c) of the Code, allocate each item of income, gain, loss, deduction and credit, as determined for federal and other income tax purposes, in the same manner as such item was allocated for Capital Account purposes.

         4.3.1 The depletion allowance shall be computed separately by each Partner for federal income tax purposes and not by the Partnership. For this purpose, the adjusted tax basis in each oil and gas property of the Partnership shall be allocated among the Partners in proportion to their Partnership Interests.

         4.3.2 Gain or loss on the disposition of an oil and gas property shall be computed separately by each Partner for federal income tax purposes. For purposes of that calculation, the amount realized shall be an amount that represents recovery of the adjusted "simulated basis" of the property and shall be allocated to the Partners in proportion to their Partnership Interests.

         4.3.3 No allocation under Sections 4.3, 4.3.1 and 4.3.2 shall be charged or credited to a Partner's Capital Account.

4.4      Limitations on Allocations.

         4.4.1 Minimum Gain Chargeback. Notwithstanding any provisions of this
         Article IV, if there is a net decrease in Partnership minimum gain during any Fiscal Year or other period, prior to any other allocation pursuant hereto, each Partner shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Section 1.704-2. Notwithstanding any provision of this Article IV, if there is a net decrease in partner nonrecourse debt minimum gain, any Partner with a share of that partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner's share of the net decrease in the partner nonrecourse debt minimum gain, as provided in Treasury Regulation Section 1.704-2(i)(4).

         4.4.2 Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative balance in its capital account beyond the sum of the amount of such Partner's obligation to restore its deficit capital account plus its share of minimum gain shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

         4.4.3 Gross Income Allocation. If any Partner has a deficit capital account at the end of any Fiscal Year which is in excess of the sum (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-2, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.4.3 shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if this
         Section 4.4.3 were not in this Agreement.

         4.4.4 Section 704(b) Limitation. Notwithstanding any other provision of this Agreement to the contrary, no allocation of any item of income or loss shall be made to a Partner if such allocation would not have "economic effect" pursuant to Treasury Regulation Section 1.704(b)(2)(ii) or otherwise be in accordance with its interest in the Partnership within the meaning of Treasury Regulation Sections 1.704-1(b)(3) and 1.704-2. To the extent an allocation cannot be made to a Partner due to the application of this Section 4.4.4, such allocation shall be made to the other Partner(s) entitled

         4.4.5 Curative Allocation. Any allocations of items of income, gain, or loss pursuant to these Sections 4.4.1 through 4.4.4 shall be taken into account in computing subsequent allocations pursuant to this Article IV, so that the net amount of any items so allocated and the income, loses and other items allocated to each Partner pursuant to this
         Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner had no allocations ever been made pursuant to Sections 4.4.1 through 4.4.4.

4.5 Transfers. Unless the General Partner, transferor Partner and transferee Partner agree otherwise, income, gain, loss, deduction or credit attributable to any interest in the Partnership which has been transferred shall be allocated between the transferor and the transferee equally among the days of the Partnership's fiscal year without regard to Partnership operations during such days.

4.6 Experts. The General Partner may rely upon, and shall have no liability to the Limited Partners or the Partnership if it does rely upon, the written opinion of tax counsel or accountants retained by the Partnership from time to time with respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this
Article IV or other provisions of this Agreement.

                      ARTICLE V - PARTNERSHIP DISTRIBUTIONS

5.1 Ordinary Distributions. All Distributions of Net Cash Available, except Distributions made pursuant to dissolution of the Partnership or in redemption of any Partner's interest in the Partnership, shall be distributed to and among the Partners in accordance with their Partnership Interests, as set forth on Exhibit A hereto.

5.2 Distributions to be Determined Monthly. The General Partner shall make monthly Distributions of Net Cash Available to the Partners. The General Partner shall use its best business judgment in determining whether the business and expected operations of the Partnership will permit current Distributions of Net Cash Available. The General Partner shall have the express authority, upon approval by a Majority Vote of the Limited Partners (expressly including any Partnership Interests held by the General Partner), to make Distributions with Partnership Property in kind, rather than in Net Cash Available, provided each Partner receives its distributive share based on its Partnership Interest of each item of Partnership Property so distributed.

                         ARTICLE VI- THE GENERAL PARTNER

6.1 Management of the Partnership. The General Partner shall have the duty and the full, exclusive and absolute right, power and authority to manage, control, administer and operate the Partnership and the assets, properties, investments, business and affairs thereof in accordance with all the provisions of this Agreement and the duties of loyalty and care to the Partnership and Partners required by the Texas Revised Partnership Act, expressly provided that the duties of loyalty and care shall be discharged by the conduct of Partnership business in good faith and in a manner the General Partner reasonably believes to be in the best interests of the Partnership. The General Partner shall have all of the rights, powers and authority conferred upon it by law or under the provisions hereof. The General Partner shall have the power and authority to do or cause to be done any and all acts deemed by it to be necessary or appropriate to the management, administration and operation of the Partnership. The scope of such power and authority shall encompass all matters in any way connected with or incident to such business, including, but not limited to, the power and authority as follows:

         6.1.1 to expend the Partnership's capital and profits in furtherance of the business of the Partnership;

         6.1.2 to invest in, acquire, start up, own, hold, develop, sell, dispose of, manage, control, operate or otherwise deal with and take any and all other necessary and desirable actions related to the development of any oil and gas prospect or potential drilling site, development, acquisition, drilling, ownership and operation of any oil, gas or mineral property or interest, real or personal, pursuant to any agreement, exploration agreement, drilling agreement, option agreement, lease agreement, overriding royalty agreement, farmout agreement, or chose in action and relating to the development, drilling, operating or production of oil, gas or minerals, or any business related or necessary thereto, and perform and/or offer any other services or activities that may be related, directly or indirectly, to the ownership and operation of the properties, businesses, and investments of the Partnership. It is intended that the General Partner shall have unlimited discretion in connection with the activities and functions described in this subsection. Title to Partnership Property of any kind or character, whether real, personal, tangible or intangible and contracts or other documents made or executed by the General Partner on behalf of the Partnership may be taken, made or executed in the name of the Partnership or solely in the name of the General Partner as trustee or in the name of any nominee or trustee, without disclosure to third parties of the existence of the Partnership. No Partner shall individually have any ownership interest in Partnership Property;

         6.1.3 to enter into agreements to conduct seismic operations or otherwise acquire options for leases, leases (either alone or in conjunction with others); conduct all manner of geological and geophysical investigations; to make any reparations of damages necessary or desirable incurred in connection with the geological or geophysical investigations and any related drilling operations; drill, test, complete, equip, rework, recomplete, re-equip, plug back, deepen, side track and plug and abandon Partnership wells; furnish, by lease or otherwise, tangible lease and well equipment with respect to any such Partnership wells; pay delay rentals on leases owned by the Partnership; give or receive dryhole or bottomhole contributions of acreage, money, or both, to encourage drilling by others or by the Partnership in the vicinity of or on Partnership Properties; operate producing Partnership Properties and enter into operating agreements with others with respect to such Partnership Properties on such terms as the General Partner deems appropriate; execute documents or instruments of any kind to carry out the purposes of the Partnership, including without limitation, farmout agreements, unitization agreements, net operating profits agreements and conveyances, gas or gasoline plant contracts, recycling agreements, joint venture agreements and partnership agreements; purchase and establish inventories of pipe and other equipment and material; hold Partnership Properties in the name of a nominee; administer non-producing leases owned by the Partnership; sell, relinquish, release, farmout, or otherwise dispose of any producing or non-producing leases owned by the Partnership; produce, treat, transport and market oil and gas, and execute division orders, gas sales contracts and other marketing agreements; and sell or pledge payments from production from leases owned by the Partnership;

         6.1.4 to pay any and all reasonable fees and to make any and all reasonable expenditures which the General Partner, in its sole discretion, deems necessary or appropriate in connection with the organization of the Partnership, the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement;

         6.1.5 to execute such instruments and agreements, to employ persons, arrange for services and to incur costs as the General Partner determines are reasonably necessary or desirable to carry out the purposes of the Partnership and to execute any licenses and permits, and any other documents related to or required for the business of the Partnership;

         6.1.6 to enter into, execute, acknowledge and deliver contracts for the purchase or sale or other disposition of the Partnership's investments or properties or any portion thereof or interest therein that may now or may hereafter be owned by the Partnership, specifically including, but not limited to net operating profits interests; and to enter into, execute, acknowledge and deliver any and all contracts, agreements or other instruments including receipts, releases and discharges necessary or appropriate to carry on the business of the Partnership as set forth herein, on the terms and conditions the General Partner shall determine to be in the best interests of the Partnership;

         6.1.7 to the extent that funds of the Partnership are, in the judgment of the General Partner, not immediately required for the conduct of the Partnership's business, to temporarily invest the excess funds in those income producing accounts of the Partnership as the General Partner deems appropriate;

         6.1.8 with respect to any operation of the Partnership, to enter into any partnership agreement, limited partnership agreement, syndication, sharing arrangement or joint venture, or other related agreements for the use and/or development of any Partnership Property and any other similar agreements, with any person or persons acceptable to the General Partner and which are engaged in any business or transaction in which the Partnership is authorized hereby to engage;

         6.1.9 to sell, exchange, trade, surrender, release, abandon or otherwise dispose of any Partnership Property, upon such terms and consideration as the General Partner may determine to be in the best interests of the Partnership;

         6.1.10 to employ, on behalf of the Partnership, agents, employees, managers, consultants, accountants, lawyers, clerical staff and such other assistants and services as may seem proper and pay such remuneration as the General Partner may deem reasonable and appropriate;

         6.1.11 to purchase, lease, rent, or otherwise acquire or obtain the use of machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient or advisable in connection with carrying on the business of the Partnership and to incur expenses for travel, telephone, telegraph, insurance and such other things, whether similar or dissimilar, as the General Partner may deem necessary or appropriate for carrying on and performing the business of the Partnership;

         6.1.12 to guarantee the payment of money or the performance of any contract or obligation by any person, firm or corporation on behalf of the Partnership in furtherance of the business of the Partnership and to enter into any commodity hedges that the General Partner deems necessary or desirable to hedge the risks of fluctuations in oil and gas prices;

         6.1.13 to sue and be sued, complain and defend in the name and on behalf of the Partnership and to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such evidence as the General Partner may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against the Partnership; provided that the General Partner may not confess a judgment against the Partnership;

         6.1.14 to make such classifications, determinations, and allocations as the General Partner may deem advisable, having due regard for any relevant generally accepted accounting principles and to cause to be filed any and all tax returns, both state and federal, and cause to be paid any and all taxes, charges and assessments that may be levied against the Partnership, unless they are contested in good faith by the General Partner;

         6.1.15 to purchase insurance, or extend the General Partner's insurance, at the Partnership's expense, to protect Partnership assets and the business of the Partnership against loss and to protect the General Partner against liability to third parties arising out of Partnership activities;

         6.1.16 to lend money to the Partnership on a recourse basis and to charge the Partnership interest thereon pursuant to Section 6.7;

         6.1.17 to enter into agreements on behalf of the Partnership on competitive terms (terms that are at least as favorable to the Partnership as those available from independent third parties competent to perform and performing similar services or selling or purchasing similar goods or products in the geographic area where the subject services are to be performed or the subject goods or products are to be delivered) with the General Partner or any Affiliate of the General Partner;

         6.1.18 to sell all or substantially all of the properties and other assets of the Partnership for fair market value to the General Partner, any Affiliate of the General Partner or any other person in connection with the dissolution and termination of the Partnership and to receive therefore consideration representing such fair market value consisting of cash, securities, other property of any other form or any combination thereof, as the General Partner deems to be in the best interests of the Partnership, provided, however, that no such sale shall be consummated without the prior written authorization or ratification of the Majority Vote of the Limited Partners;

         6.1.19 to use best efforts in the development or exploration of oil and gas prospects, to comply with and insure compliance with all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters ("Environmental Laws"), including, without limitation, any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products, all as defined or regulated as such under any Environmental Law, and to obtain and comply with and maintain any and all licenses, approvals, registrations or permits required by any Environmental Laws, promptly comply with all lawful orders and directives of all governmental authorities respecting Environmental Laws; expressly provided that the General Partner shall be expressly authorized to contest such orders and directives in good faith by appropriate proceedings, and to expend capital of the Partnership as may be necessary or desirable in connection with compliance with Environmental Laws;

         6.1.20 to prepare, execute and file any and all documents which may be necessary or advisable, in the discretion of the General Partner, in order to comply with the Internal Revenue Code and any regulations promulgated thereunder;

         6.1.21 to admit substitute Limited Partners in accordance with the provisions hereof;

         6.1.22 to make or revoke any election permitted the Partnership by any taxing authority;

         6.1.23 to take such other action and perform such other acts as the General Partner deems necessary or appropriate to carry out the business of the Partnership;

         6.1.24 Notwithstanding any of the above enumerated powers, the General Partner shall not have the authority to borrow funds on behalf of the Partnership without the unanimous consent of the Limited Partners.

6.2 Authority of the General Partner. No person or entity dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

6.3 Assignment of the Interest of the General Partner and Admission of Additional General Partners. The interest of the General Partner shall not be assigned and another general partner shall not be admitted to the Partnership without the Majority Vote of the Limited Partners (including the Partnership Interests of the General Partner held as a Limited Partner); provided, however, that, to the extent that the laws of the applicable jurisdiction(s) allow, the General Partner may assign all or any part of its interest in the Partnership to, and substitute as a general partner a corporation or partnership or other entity wholly owned or controlled by the General Partner or its shareholder; provided that (i) pursuant to the terms hereof, "control" by the shareholder or the General Partner shall mean beneficial ownership of more than 51% of the equity of any entity, and (ii) such substitution shall have complied with Subparagraph 6.4.2 hereof.

6.4 Removal and Withdrawal of the General Partner. At a meeting called upon the written request of Limited Partners holding 20% or more of the Partnership Interests then held by the Limited Partners (not including any Partnership Interests held by the General Partner as a Limited Partner), a Majority Vote of the Limited Partners (including any Partnership Interests held by the General Partner as a Limited Partner) shall effect the removal of the General Partner; provided, however, that the General Partner may be removed only (i) for fraud, malfeasance, gross negligence in the performance of its duties as a General Partner, or other act or misconduct of similar severity and magnitude or (ii) in the event that there is a change in the equity ownership of the General Partner which results in more than 50% of the capital stock being held by persons who are not (a) shareholders of the parent corporation on the date of formation of the Partnership or (b) members of the immediate family of those shareholders. The General Partner may only unilaterally elect to withdraw from the Partnership by giving written notice to all of the Limited Partners to be mailed no earlier than 150 and no later than 120 days prior to the proposed withdrawal date and such withdrawal and soliciting the vote thereof; a Majority Vote of approval by the Limited Partners is necessary to permit the General Partner to withdraw without a breach of this Agreement. Simultaneously with its giving notice of withdrawal, the General Partner shall call a meeting of the Limited Partners in the manner set forth herein, for the purpose of voting on the withdrawal and, if the withdrawal is approved, electing a substitute General Partner. The Limited Partners shall have the right to propose alternate nominees for election as General Partner by mailing a notice to all Partners no later than ten (10) days prior to the meeting. Upon such removal or in the event that the General Partner is permitted to withdraw from the Partnership, the Limited Partners may continue with the business of the Partnership by agreeing in writing to continue the Partnership's business and electing a substitute general partner by a vote of all of the remaining Limited Partners (which will include any remaining interest as a Limited Partner held by the General Partner). The substitution of a new general partner upon removal or withdrawal shall be effective only if and when each of the following conditions have been satisfied:

         6.4.1 the substitute general partner shall have agreed to accept the responsibilities of the removed or withdrawn General Partner and continue the business of the Partnership and shall have agreed to assume liability for any Partnership obligations or guarantees arising from and after the date of substitution;

         6.4.2 the substitute general partner or the Partnership shall have purchased or agreed to purchase one percent (1%) (or more if the General Partner and the substitute general partner agree) of the removed or withdrawn General Partner's Partnership Interest in the Partnership at a price and on such terms as are mutually agreeable between the removed or withdrawn General Partner and such substitute general partner, or, if no agreement can be reached, at a cash price for the 1% interest based on the definition of book value as set forth in the most recent financial statements (provided that all oil and gas properties shall be valued based on the most recent reserve report received by the Partnership) of the Partnership, and the substitute general partner shall have tendered all such consideration agreed upon to the withdrawn or removed General Partner, or the Partnership shall have set sufficient funds aside in a separate account for delivery to the withdrawing General Partner on the date set for withdrawal or removal;

         6.4.3 the remaining Partnership Interests, if any, of the withdrawn or removed General Partner after the conditions of 6.4.2 have been met, shall be converted into a Partnership Interest of a Limited Partner, and such conversion shall be evidenced by an amendment of this Agreement; and

         6.4.4 the Certificate of Limited Partnership shall have been amended and filed with all of the appropriate authorities to name the substitute general partner and to change the name and address of the registered agent and its address as may be required to reflect the withdrawal or removal of the removed or withdrawn General Partner.

         Upon the occurrence of an event of withdrawal pursuant to the Texas Revised Limited Partnership Act, the General Partner shall notify all Partners of the event of withdrawal within 30 days after the date of occurrence. All the rights and interest of the removed or withdrawn General Partner with respect to any interest it may hold as a Limited Partner shall continue after its removal or withdrawal, including any interest converted pursuant to Section 6.4.3 above. In the event of removal or withdrawal of the General Partner (whether or not such withdrawal would constitute a breach of this Agreement), unless all of the remaining Limited Partners (including the Partnership Interests of the General Partner as a Limited Partner) shall have agreed upon a substitute general partner to replace the removed or withdrawn General Partner, and said substitute General Partner complies with all conditions herein, the Partnership shall thereupon be dissolved and commence to wind up its affairs pursuant to Article XI hereof. Effective as of the date at which all of the conditions set forth above have been satisfied, the removal or withdrawal of the General Partner and the substitution of the substitute general partner shall be deemed to occur simultaneously, so at no time will the Partnership be without a General Partner.

         In the event the General Partner elects to withdraw, but all of the conditions set forth above have not been satisfied by the proposed date of withdrawal set forth in the General Partner's notice of withdrawal, the General Partner shall have the option of any one of the following: (i) abandon its efforts to withdraw, and continue as the Partnership's General Partner; (ii) extend the notice period for one and only one sixty (60) day period, during which time the withdrawing General Partner, the Limited Partners and/or the Partnership may continue to attempt to satisfy the terms and conditions set forth above; or (iii) withdraw from the Partnership, which withdrawal shall not be a breach of this Agreement.

6.5 Other Activities of the General Partner. Notwithstanding any of the terms of this Agreement, pursuant to the express terms of the Texas Revised Partnership Act, all of the Partners hereby agree that it shall not be a breach of this Agreement or a breach of any statutory or common law duty of loyalty or care for the General Partner and any of its Affiliates to engage in any of the following activities:

         6.5.1 own or operate, directly or indirectly any other interests in oil or gas producing properties, either owned prior to the date hereof or developed outside the Partnership, wherever located, whether through working interests, royalty interests, net revenue interests, overriding royalty interests, or any other form of real property ownership interest in an oil or gas property, subject to the agreements concerning the AMI in Section 6.9;

         6.5.2 to own working interests and net revenue interests in the prospects that are included in the Partnership Property, and to receive and own working and net revenue interests in those prospects disproportionately to the ratios in which the Partnership owns working and net revenue interests.

         6.5.3 to cause an affiliate, to act as operator of any wells owned, directly or indirectly, by the Partnership;

         6.5.4 own partnership interests or act as a general partner for any other limited partnership that owns oil and gas properties;

         6.5.5 to cause an affiliate to market and sell oil and gas production on behalf of the Partnership upon terms and conditions as may be agreed between the General Partner and such affiliate;

         6.5.6 to exercise any power authorized pursuant to Paragraph 6.1 hereof.

         Neither the General Partner nor any Limited Partner will be required to devote its full time and effort to the affairs of this Partnership, but the General Partner shall devote such time and attention to the affairs of the Partnership as it shall determine, in the exercise of its reasonable judgment, to be necessary for the conduct of Partnership business. The General Partner reserves the right, and it shall not be a breach of this Agreement or any common law or statutory duty of care or loyalty to invest in, pursue, develop, own, manage, operate, or otherwise participate in (including, without limitation, as an investor in, lender to, consultant, or advisor to) any entity formed for purposes identical or similar to those for which the Partnership is formed; and, subject to the agreements of the Partners herein concerning the AMI, to compete, directly or indirectly, with the business of the Partnership and neither the Partnership nor any Partners shall have any rights or claims as a result of such activities. Subject to the express terms hereof concerning the AMI, neither the General Partner, nor any Limited Partner shall have any obligations to first present any such business opportunity to the Partnership or the Partners and failure to present such opportunities shall not be a breach of this Agreement or a breach of any statutory duty of loyalty or care. If the General Partner follows any procedures set forth in this Agreement, it cannot be held liable for a breach of duty of care, and the fact that the General Partner does not precisely follow any procedure shall not give rise to any presumption of a breach of duty of care, if the General Partner is acting in good faith and in a manner the General Partner reasonably believes to be in the best interests of the Partnership.

6.6 Compensation to the General Partner. The General Partner shall charge the Management Fee, which shall be due and payable on or before the commencement of drilling any wells. The General Partner shall not be entitled to any compensation other than its Management Fee and the Partnership Interests in the Partnership. In addition, the General Partner shall be reimbursed by the Partnership for direct and indirect fees and costs incurred by it on behalf of the Partnership for partnership accounting, auditors, attorneys and consultants and any other expenditures reasonably required to operate the business of the Partnership, and expended by the General Partner on behalf of the Partnership.

6.7 Loans by the General Partner to the Partnership. If pursuant to the terms hereof, the General Partner or any of its Affiliates shall lend funds to the Partnership, the General Partner shall charge interest to the Partnership at the cost of borrowed funds to itself, provided that the aggregate rate charged to the Partnership shall not exceed the maximum rate permitted under Texas or federal law.

6.8 Exercise of Option. The Partnership shall have the right to exercise an option to drill two more prospects, the "Carr" and the "Mid-French, " as described in Exhibit B hereto. In accordance with the option letter agreements with SK Resources, Inc., rights under which have been assigned by the General Partner to the Partnership, the Partnership shall have thirty (30) days from the date the last well drilled reaches its "Casing Point" as set forth in the applicable Exploration Agreement. Beginning no later than one week before the Partnership believes the last well will reach its casing point, the General Partner shall send written notice to all Partners of its determination to exercise the option. If the General Partner exercises the Option, it must request a vote of the Limited Partners to approve that exercise and the Limited Partners shall have two weeks to return their vote. The General Partner shall provide information about its drilling results to the Limited Partners in connection with the vote. The Option may be approved and accepted only by a Majority Vote of the Limited Partners. If the Partnership, through the vote of the Limited Partners, determines to accept the Option, the General Partner shall call the required Capital Contributions, with a due date no later than seven (7) days before the cash is due to exercise the Option. If fewer than all of the Limited Partners elect to exercise the Option, but there are sufficient partner votes to obtain the Majority Vote of the Limited Partners, the following will apply: (a) any Limited Partner who determines to not vote in favor of the Option will not be considered a "Defaulting Limited Partner" within the meaning of
Section 3.3, if it declines to fund the portion of the Commitment required to drill the Mid-French and Carr Prospects, and there shall be no penalties assessed against any Limited Partner who does not vote in favor of exercising the Option, if that Limited Partner does not fund any portion of the Commitment called by the General Partner to meet the financial obligations for the exercise of the Option, and (b) the General Partner may, in its sole discretion, (i) determine to leave the rights to the Carr and Mid-French Prospects in the Partnership, and amend this Agreement to provide for special allocations of income and expense to those Limited Partners who actually fund the drilling of the prospects in the Option, (ii) amend this Agreement to admit new Limited Partners or adjust the Partnership Interest of existing Limited Partners who would contribute the remaining funds required to drill the Option, and make pro rata adjustments in Partnership Interests according to capital actually contributed, or (iii) amend this Agreement to spin off the Carr and Mid-French Prospects from the Partnership to create a new partnership or simply hold working interests outside of this Agreement. If the Partnership, through its Limited Partners, fails to fund the exercise of the Option, or declines or refuses to exercise the Option, the Partnership shall assign the Option agreements back to Touchstone, who will be free to exercise the Option and sell any interests in those prospects to finance the exercise of the Option and drilling thereon as it sees fit.

6.9. Area of Mutual Interest. With respect to any business activities relating to the oil and gas industry, including exploration, production, drilling, transportation, marketing, processing or any other activity directly or indirectly related to any of those activities, each Partner shall have the obligation to present any such opportunity that arises in or is related to the properties located in the AMI to the Partnership by giving written notice to the General Partner, who shall send written notice to all Partners. The Partnership shall have sixty (60) days to consider whether or not to accept the opportunity in the AMI. The General Partner shall send written notice to all Limited Partners, and call for a vote of the Partners of the Partnership. The opportunity may only be accepted by a Majority Vote of the Limited Partners. If the Partnership accepts the opportunity it must provide the necessary funds within thirty (30) days of the Partnership Vote pursuant to the capital call provisions of Section III. If the Partnership fails to raise the funds, declines to accept the opportunity, or does not respond at all, then the Partner who presented the opportunity in the AMI is free to undertake the opportunity without any obligation to the Partnership or the Partners. To the extent that any opportunity in the AMI is modified, rearranged or anticipated to be conducted in a format other that originally presented to the Partnership, the Partner involved must present the opportunity again to the Partnership for its consideration and vote in accordance with this provision.

                       ARTICLE VII - THE LIMITED PARTNERS

7.1 Limitations Regarding the Liability and Authority of the Limited Partners. No Limited Partner, as such, shall be personally liable for any of the debts of the Partnership, except (1) to the extent of its unpaid Commitment that has been called by the General Partner pursuant to the express terms hereof, and (2) to the extent that the law requires otherwise. The Partners intend to confer upon each Limited Partner the most complete limitation on liability permitted by law, and in connection therewith, and subject to the voting procedures and requirements set forth in this Agreement, hereby grant express authorization to the Limited Partners to maintain their limited liability hereunder in connection with all activities permitted of limited partners under the Texas Revised Limited Partnership Act, particularly Section 3.03(b), as it may be amended or interpreted. No Limited Partner, as such, shall take an active role in the management of the business or transact any business on behalf of the Partnership other than as expressly permitted by the Texas Revised Limited Partnership Act, or be entitled to any priority over any other Limited Partner.



7.2 Assignment of Interest of Limited Partner. A Limited Partner may not sell, assign or transfer all or any portion of an interest in the Partnership so as to cause the transferee to become a substitute Limited Partner of the Partnership unless and until all of the following steps have first been completed:

         7.2.1 written notice of the proposed transfer shall be sent no later than twenty (20) days prior to the date proposed by the Limited Partner for the transfer.

         7.2.2 the transferee to be substituted and the General Partner shall have approved (and the General Partner shall not unreasonably withhold any such approvals) and executed an appropriate amendment to this Agreement and shall have executed all other certificates, instruments and documents and taken all such additional action, as the General Partner may deem appropriate to preserve both the limited liability status of the Partnership after the completion of such sale or assignment and preserve the federal partnership tax status of the Partnership and to comply with applicable securities laws.

         7.2.3 the transferor or its transferee shall have supplied to the Partnership a favorable opinion of responsible counsel acceptable in form and substance to the General Partner and its counsel concerning the legality of the transfer under applicable state and federal securities laws.

         7.2.4 the payment of all costs and expenses, by the transferor or its transferee, incurred by the General Partner or the Partnership in connection with effectuating the provisions of this Section 7.2, including all attorneys' fees and filing costs, whether or not the interests in the Partnership are actually transferred. Such costs shall include the reasonable costs of complying with Sections 734, 743 and 755 of the Internal Revenue Code. Upon fully complying with all of the requirements of this Section 7.2, the transferee shall thereupon become a substituted Limited Partner.

7.3 Assignment of Right to Receive Distributions. A Limited Partner may, without first complying with Section 7.2 hereof, assign to any person or entity all or any portion of its right to receive Distributions hereunder, provided, however, that no such assignment shall be effective as to the General Partner until the written approval of the General Partner shall have been obtained with respect to any assignment, the granting of which approval shall not be unreasonably withheld or delayed by the General Partner, and until the General Partner shall have received:

         7.3.1 a copy of the instrument of assignment, in recordable form, executed by both the assignor and assignee of such distributive right;

         7.3.2 an instrument in such form as may be prescribed by or otherwise acceptable to the General Partner, executed by the assignor, with its signature guaranteed in the same manner as that required for the transfer of securities under stock transfer laws of the state governing such transfer, which instrument shall instruct the General Partner as to the amount of, to whom, and where such Distributions are to be paid; and

         7.3.3 a favorable opinion of responsible counsel for the assignor or assignee acceptable in form and substance to the General Partner and its counsel concerning the legality of the transfer under applicable state and federal securities laws.

         Once such documents have been received by the General Partner, the General Partner shall, unless further documentation is, in the discretion of the General Partner, reasonably required from either the assignor or the assignee, or both, remit directly to the named assignee all Distributions to which it may be entitled pursuant to the provisions of both this Agreement and the assignment and mail to the assignee a copy of all materials thereafter sent to the assignor Limited Partner. So long as the party to whom such distributive share was remitted or allocated was either the assignor Limited Partner or the assignee named in the instrument of assignment, the General Partner shall be free from liability to any person if such Distribution or allocation is received by a person not entitled thereto. All costs and expense, if any, incurred by the General Partner or the Partnership in effectuating the assignment of a Limited Partner's distributive rights in the Partnership shall be reimbursed by the assignor Limited Partner to the General Partner or the Partnership, as applicable.

7.4 Drag-Along Rights. In the event the Partners who collectively own more than 50% of the Partnership Interests ("Controlling Partners") receive an offer to purchase, or otherwise agree to convey through sale of assets, merger or interest exchange, more 50% of the Partnership Interests or substantially all of the assets of the Partnership, as the case may be, the Controlling Partners may send written notice of such offer (a "Purchase Proposal") to all other Partners (the "Non Controlling Partners") of the Partnership. Upon the sending of this notice, all Non Controlling Partners shall, for twenty (20) calendar days: (i) be obligated, if applicable, to consent to the purchase all of the Partnership Interests or all or substantially all of the assets of the Partnership pursuant to the Purchase Proposal, (ii) be obligated, if applicable, upon written notice from the Partnership or the Controlling Partners, to offer all of the Non Controlling Partners' Partnership Interests for sale to the purchaser, or (iii) have the right to match the Purchase Proposal upon the same terms and conditions as the offer to the Controlling Partners. If Non Controlling Partners do not determine to match the Purchase Proposal within the twenty-day period, and if the Controlling Partners agree to sell all of their Partnership Interests, or agree to vote their Partnership Interests to approve a merger, an interest exchange or sale of all or substantially all of the assets of the Partnership, all of the Partners, including the General Partner, agree hereby to vote, convey or transfer their Partnership Interests in the same manner as the Controlling Partners, or to consent to the sale of all or substantially all of the assets of the Partnership. If the Controlling Partners invoke this Section 7.4 and determine to accept the Purchase Proposal, and the Non Controlling Partners do not elect to match the offer, the Controlling Partners shall be required to deliver to the Non Controlling Partners a binding contract for the sale of either all of their Partnership Interests or otherwise acquire all or substantially all of the assets of the Partnership, in which all Partners receive the same treatment and are offered the same terms and conditions for the sale of their Partnership Interests, or other sale or acquisition of the Partnership. If the Non Controlling Partners elect to match the offer, they must deliver to the Controlling Partners a binding contract to purchase all of their Partnership Interests or otherwise acquire all or substantially all of the assets of the Partnership, in which all Partners receive the same treatment and are offered the same terms and conditions for the sale of their Partnership Interests or other sale or acquisition of the Partnership, which terms will be the same as, equivalent to or better than the terms of the Purchase Proposal.

7.5 No Assignment Allowed Under Certain Circumstances. Notwithstanding anything contained herein, no Limited Partner shall have the right to assign an interest in the Partnership, or any portion thereof pursuant to Section 7.2 or 7.3, if such assignment would result (directly or indirectly) in the (a) termination of the Partnership for tax purposes within the meaning of Section 708(b) of the Internal Revenue Code; (b) violation of the Securities Act of 1933, as amended, or any rules or regulations thereunder or any applicable state securities laws or any rules or regulations thereunder; or (c) violation of any investment representation given by such Limited Partner in connection with its acquisition of interests in the Partnership.

7.6 Withdrawal. A Limited Partner shall not withdraw from the Partnership or otherwise cease to be a Limited Partner without the consent of the General Partner, which consent may be withheld in the General Partner's sole and absolute discretion.

7.7 Partnership Actions Initiated by the Limited Partners. Before any action may be taken by a vote of Limited Partners where less than a unanimous vote of Limited Partners is required to approve the action at issue and where the General Partner has not proposed such action, the party or parties seeking such vote shall provide to the Partnership an opinion of responsible counsel acceptable to the General Partner to the effect that (i) the voting by Limited Partners on such matter and any action proposed to be undertaken as a result of or in connection with such vote will not subject any Limited Partner to liability as a general partner and (ii) the action at issue is otherwise permissible under applicable state and federal statutes governing limited partnerships.

7.8 Death, Insanity, Incompetence or Bankruptcy of a Limited Partner. The death, insanity, incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership for state law purposes, and the remaining Partners shall hereby agree to immediately reconstitute the Partnership in those events. In such event, the executors or administrators of the estate of the deceased Limited Partner, the legal representative of the estate of the insane or incompetent Limited Partner or the successors in interest to the bankrupt Limited Partner shall, for the purpose of settling the estate, have all of the rights of an assignee of that Limited Partner, including the same rights, subject to the same limitations, that such Limited Partner would have had under the provisions of this Article to assign its interest in the Partnership and to provide in the instrument of assignment that the assignee, if the General Partner so consents in writing and if the other requirements set forth in this Article are satisfied, may become a substitute Limited Partner. The estate of the deceased shall nevertheless continue to be liable for all of the deceased's obligations as a Limited Partner.

        ARTICLE VIII - BOOKS, RECORDS, BANKING RELATIONSHIPS AND REPORTS

8.1 Books and Records. The Partnership shall maintain adequate books and records as prescribed by the Texas Revised Limited Partnership Act, as it may be amended and the Limited Partners shall have the right to inspect those records and make and/or receive copies thereof as prescribed by the Texas Revised Limited Partnership Act. The financial records of the Partnership shall be maintained on the cash/tax basis of accounting, in accordance with the requirements of the Internal Revenue Service, expressly provided that the General Partner may authorize a different form of accounting if required to do so by the Internal Revenue Service or if the General Partner determines a different form of accounting is in the best interests of a majority-in-interest of the Partners. The Partnership shall maintain financial records consistent with accepted accounting principles for the method of accounting adopted, provided, however, that for federal income tax reporting purposes, it shall maintain its books consistent with federal income tax reporting principles. The General Partner shall establish procedures to ensure that all deeds, leases, contracts, title matters, surveys and other documentation, records and financial information relating to the ownership, maintenance, development and sale of the Partnership Properties are maintained in safekeeping and organized and accessible to the Parties.

8.2 Financial and Tax Reporting Year. The Partnership shall report its financial and tax results based on the Fiscal Year.

8.3 Financial Reports to Partners. The General Partner shall provide the Partners with written reports concerning the activities of the Partnership and its financial condition no less frequently than quarterly and must include a balance sheet, income statement, a source and use of funds statement and a statement of changes in Partner's capital, and may include any other statements reasonably requested by the Limited Partners or otherwise considered necessary or desirable by the General Partner. All reports of income to the Limited Partners shall designate the source and type of income in a manner so that a partner that may not be subject to federal income taxation may make an independent determination of the taxability of that income. The General Partner shall be specifically empowered to retain an accounting firm on behalf of the Partnership to review and sign the Partnership information returns and income tax returns. All costs and expenses incurred in connection with such accounting services shall be borne by the Partnership. The General Partner will use its best efforts to cause the quarterly reports to be prepared and furnished to the Limited Partners within 45 days of the end of the quarter, and the annual reports of the Partnership to be prepared and furnished to the Limited Partners within 120 days after the end of each calendar year. The annual report to the Partners shall also include an examination of the internal controls of the Partnership.

8.4 Tax Returns. The General Partner shall arrange for the preparation and filing on behalf of the Partnership of all necessary tax and information returns, reports, and other similar documents with appropriate governmental agencies. The General Partner shall further provide to all Partners all reports and other information necessary for the Partners to meet their tax reporting and payment requirements to appropriate governmental agencies. The General Partner shall provide all such reports on a timely basis, as required by the various governmental agencies. With respect to the information report to Partners for federal income tax purposes (currently via Schedule K-1), the General Partner shall use its best efforts to provide such information report on or before the earlier of March 15 of the year following the year to which such report relates or such earlier date as may be required by rule or regulation for such report.

8.5 Tax Elections and Allocations. The General Partner shall make such tax elections as it deems to be in the best interests of the Partners, except that no election shall be made by the Partnership to exclude the Partnership or any of the Partners from the application of the provisions of Subchapter K of the Internal Revenue Code or from any similar state or local tax laws. The General Partner, with the Majority Vote of the Limited Partners, may determine whether to exercise the election to adjust the basis of Partnership Property upon a sale or disposition of an interest in the Partnership pursuant to Sections 734, 743, 754 and 755 of the Internal Revenue Code. No Partner shall file a notice with the Internal Revenue Service of its intention to treat any item on that Partner's federal income tax return inconsistently with the treatment of that item on the Partnership's tax return, without the written consent of the General Partner.

8.6 Tax Matters Partner; Tax Controversies. The General Partner shall be the Tax Matters Partner as defined by Section 6231(a)(7) of the Internal Revenue Code. As Tax Matters Partner, the General Partner shall advise the Partners promptly of any material developments as to pending tax controversies (i.e., audits, administrative appeals and litigation) involving the Partnership. The Partnership shall indemnify and hold harmless the General Partner for its actions as Tax Matters Partner in the same manner and to the same extent it indemnifies and holds the General Partner harmless for its actions as a General Partner.

8.7 Other Reports. From time to time, at the discretion of the General Partner, it may prepare such other reports as may be necessary to reflect the financial and economic results of the operations of the Partnership. Such reports may include such information as contributions, expenditures, estimated and/or actual income to the Partnership and Distributions to the Partners, together with reports on any other matters, as determined by the General Partner.

8.8 Partners' Rights to Inspect and Copy Partnership Records. During the term of the Partnership, and for a period of four years thereafter, the General Partner, at the expense of the Partnership, shall maintain in the Partnership's principal place of business specified herein all records required to be kept pursuant to the Texas Revised Limited Partnership Act, including a current list of the names, addresses and interests held by each of the Partners of the Partnership, including the dates on which each of the Partners became a Partner, copies of federal, state and local information and income tax returns for each of the Partnership's six most recent tax years, as prepared by the Partnership, copies of this Agreement and the Partnership's Certificate of Limited Partnership, including all amendments or restatements, executed copies of any powers of attorney under which this Agreement, the Partnership's Certificate of Limited Partnership and any amendments or restatements thereof have been executed, and a written statement of the amount of Capital Contributions actually made by each Partner. A Limited Partner or an assignee of an interest in the Partnership, on written request stating a proper purpose may examine and copy, in person or by the Limited Partner's or assignee's representative, at any reasonable time, and upon reasonable advance notice, for any proper purpose, and at the Limited Partner's expense, records required to be maintained under the Texas Revised Limited Partnership Act and such other information regarding the business, affairs and financial condition of the Partnership as is just and reasonable for the Limited Partner or assignee to examine and copy, provided that well reports, logs, acquisition analysis and information and other similar records may be kept confidential by the General Partner and only released upon arrangements satisfactory to the General Partner to preserve confidentiality, which may include the execution and delivery of a confidentiality agreement. Upon written request by any Limited Partner or an assignee of an interest of a Limited Partner made to the General Partner at the address specified herein, the Partnership shall provide the requesting Limited Partner or assignee, without charge, true copies of this Agreement, the Certificate of Limited Partnership and all amendments and restatements and any of the federal, state or local information and income tax returns for each of the Partnership's six most recent tax years.

8.9 Confidentiality. The Partners acknowledge and agree that all information provided to them by or on behalf of the Partnership or the General Partner concerning the business or assets of the Partnership, a Partner or any prospect held by the Partnership shall be deemed strictly confidential and shall not, without the prior consent of the General Partner, be (i) disclosed to any Person (other than a Partner) or (ii) used by a Limited Partner other than for a Partnership purpose or a purpose reasonably related to protecting such Partner's interest in the Partnership. The General Partner hereby consents to the disclosure by each Limited Partner of Partnership information to such Limited Partner's accountants, attorneys and similar advisors bound by a duty of confidentiality. The foregoing requirements of this Section 8.9 shall not apply to a Limited Partner with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law or a domestic national securities exchange rule (but in each case only to the extent of such requirement); (ii) required to be disclosed in order to protect such Limited Partner's interest in the Partnership (but only to the extent of such requirement and only after consultation with the General Partner); (iii) publicly known or available in the absence of any improper or unlawful action on the part of such Limited Partner; or (iv) known or available to such Limited Partner via legitimate means other than through or on behalf of the Partnership or the General Partner. For purposes of this Section 8.9, Partnership information provided by one Limited Partner to another shall be deemed to have been provided on behalf of the Partnership.

         (a) To the extent permitted by applicable law, the General Partner may, in its sole and absolute discretion, keep confidential from any Limited Partner information to the extent the General Partner reasonably determines that disclosure of such information to such Limited Partner likely would have a material adverse effect upon the Partnership, a Partner or a prospect of the Partnership due to an actual or likely conflict of business interests between such Limited Partner and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Partnership or a Partner. The foregoing provisions of this Section 8.9 shall not apply to permit the General Partner to keep confidential from a Limited Partner: (i) any information that such Limited Partner requires to comply with applicable law; or (ii) such Limited Partner's Capital Account balance.

The Limited Partners acknowledge that the General Partner is expected to acquire confidential third party information that, pursuant to related fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Partnership or the Limited Partners.


         (b) 8.10 Banking. The General Partner shall establish such banking and other financial institution accounts and relationships as it shall deem appropriate for the business of the Partnership. The General Partner shall be authorized to designate persons to draw checks and other drafts on such accounts for Partnership purposes. Each bank and financial institution shall be relieved of any responsibility to inquire into the authority of the General Partner or its authorized designee to deal with Partnership funds and shall be absolved of all liability with respect to withdrawals from Partnership accounts by the General Partner or any authorized designee.

             ARTICLE IX - PARTNERSHIP LITIGATION AND INDEMNIFICATION

9.1      Partnership Litigation.  The General Partner shall:

         9.1.1 arrange to prosecute, defend, settle or compromise actions at law or in equity at the expense of the Partnership as such may be necessary to enforce or protect the interests of the Partnership; and

         9.1.2 satisfy any judgment, decree, decision or settlement, first, out of any insurance proceeds available therefore, next, out of the Partnership assets and income, and, finally, out of the assets of the General Partner.

9.2 Indemnification and Insurance. The Partnership (but not any Partner) shall be required to indemnify and shall be permitted to provide insurance to the Partners of the Partnership to the full extent permitted by the laws of the State of Texas, it being the express intention hereof that all permissive provisions of the Texas Revised Limited Partnership Act, as it may be amended, shall be mandatory for the purposes of this Agreement.

         9.2.1 The indemnification set forth in this Section 9.2 shall in no event cause the Limited Partners to incur any personal liability nor shall it result in any liability of the Limited Partners to any third party.

         9.2.2 The Partnership shall and does hereby indemnify and save harmless the General Partner, and each of its officers, directors, agents, or employees from any loss, damage, claim or liability, including but not limited to reasonable attorneys= fees and expenses, that they may incur by reason of any act, or failure to act, performed by such person on behalf of the Partnership in the furtherance of the Partnership=s interest to the full extent a partnership may indemnify the General Partner or its officers, directors, agents or employees under the terms of Article 11 of the Texas Revised Limited Partnership Act (or any successor provision); provided, however, in no event shall the Partnership indemnify the General Partner, its officers, directors, agents, or employees for any act or performance which is a material breach of any obligation under this Agreement, or the General Partner's, its officer's, director's, agent's or employee's, respective act of fraud, willful misconduct, or gross negligence. It is the express intent of this Agreement to provide an indemnity to the General Partner and its officers, directors, employees or agents for their acts or omissions of negligence or comparative, contributory negligence or similar liability specifically including the indemnified person's sole, partial or concurrent negligence. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights, remedies and resources to which the General Partner shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

9.3 Limitation on Liability of Limited Partners for Indemnification. No Limited Partner shall be required to reimburse the General Partner for any liability above that liability stated in Section 7.1 hereof, unless the liability was founded on the Limited Partner's unauthorized participation in the management of the Partnership under the terms and conditions of applicable state law.

9.4 Liability of General Partner. Neither the General Partner nor any of its officers, directors, employees or agents shall be liable, responsible or accountable to the Partnership or the other Partners in damages or otherwise for any act or omission preformed or omitted by such person in connection with its acts carried out on behalf of the Partnership specifically including such person's sole, partial or concurrent negligence, provided, however, the General Partner or any of its officers, directors, employees or agents shall be liable for any material breach of any obligation under this Agreement by such person, or for fraud, willful misconduct, gross negligence committed by such person toward the Partnership.

                       ARTICLE X - AMENDMENTS AND MERGERS

10.1 Amendment Without Consent. The General Partner may, without prior notice to or consent of the Limited Partners, amend any provision of this Agreement, if such amendment does not have an adverse effect upon the Limited Partners or the Partnership, as the case may be. It is intended that amendments permissible pursuant to this Section 10.1 be strictly technical in nature and include changes of the name and location of the principal place of business of the Partnership, as may be necessary or desirable under the rules of any jurisdiction in which the Partnership transacts business, any change that is necessary or advisable in the opinion in the General Partner to qualify the Partnership as a limited partnership or a partnership in which the Partners have limited liability under the laws of any state or to insure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes or to insure that the sale of any interests herein will not violate any federal or state securities laws, subject to the limitations on amendments set forth in Section 10.2, below. The General Partner shall obtain a written opinion of counsel confirming that such amendment does not contravene any provisions of this Agreement or adversely affect the Limited Partners. Written notice of the amendment shall thereafter be sent by the General Partner to the Limited Partners as soon as reasonably possible.

10.2 Amendments. Amendments to this Agreement may be proposed by either the General Partner or by Limited Partners that own at least 20% of the Partnership Interests then held by Limited Partners (including any Partnership Interests in the Partnership then held by the General Partner as a Limited Partner). Following the proposal of an amendment, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment, provided that counsel for the Partnership may make such changes in form thereto as may be necessary, and shall include in any submission the recommendation of the General Partner as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and transact any other business that it may deem appropriate, at which meeting the Limited Partner shall be entitled to vote in person or by proxy. Any such meeting shall be conducted according to Article XII hereof. A proposed amendment shall be adopted and effective as an amendment hereto if it is approved by the General Partner and the Majority Vote of Limited Partners (including any Partnership Interests held by the General Partner as a Limited Partner), provided, however, that, except as expressly provided in Section 3.1 concerning the revisions by the General Partner the relative percentages to be contributed by the Partners, no amendment which has the effect of either increasing the required Commitment or Capital Contribution of any Partner or decreasing the relative Partnership Interest of any Partner may become effective unless affirmatively approved by the Partners who are adversely affected thereby. Additionally, any amendment which would indirectly amend any provisions concerning consents required for calls of the remainder of the Commitments or to amend the amount of the Commitment required by Partners must be agreed to by any Partner that has previously not consented to the additional Capital Contribution, and no amendment regarding the consent provisions may be enforced against a Partner that has voted against that amendment. In the event of a written vote whereby less than unanimous consent of the Limited Partners is received, and the amendment is adopted, prompt written notice of the amendment shall be sent by the General Partner to those Partners who have not consented in writing to the amendment.

10.3 Amendments After Change of Law. The Agreement and any other Partnership documents may be amended and refiled, if necessary, by the General Partner without the consent of the Limited Partners if there occurs any change (including the adoption of any amendments to the limited partnership law for the State of Texas) that permits or requires an amendment of this Agreement or of any other Partnership document under applicable law, so long as no Partner is adversely affected (or consent is given by such adversely affected Partner).

10.4 Mergers and Conversions. The Partnership may agree to enter into a written agreement of consolidation, merger or conversion with one or more domestic or foreign limited partnerships or any other entity (as may be necessary) upon approval of such agreement by Majority Vote of the Limited Partners (including the Partnership Interests held by the General Partner as a Limited Partner), provided that the laws of the state governing any other entity with which the Partnership may merge or convert, expressly permit such a merger or conversion. The written agreement of consolidation, merger or conversion may contain such terms concerning rights of dissenting partners, appraisal rights and other matters concerning the transaction as the General Partner may deem necessary or desirable. Such Majority Vote of Limited Partners (including the Partnership Interests held by the General Partner as a Limited Partner) may be obtained by written vote or by a meeting of the Partners at which meeting Partners may vote in person or by proxy. Any such meeting shall be conducted according to Article XII hereof. If the agreement of merger or conversion is approved by written vote of fewer than all of the Partners, the General Partner shall send prompt notice of the approval of the agreement of merger to the nonconsenting Partners.

                      ARTICLE XI - DURATION AND TERMINATION

11.1     Dissolution of Partnership.  The Partnership shall be dissolved by:

         11.1.1 except as otherwise provided herein, the occurrence of any event that under the laws of the State of Texas, causes the dissolution of a limited partnership;

         11.1.2 the expiration of the term of the Partnership as set forth in
         Section 1.6 hereof;

         11.1.3 the Majority Vote of the Limited Partners (including the Partnership Interests held by the General Partner as a Limited Partner) to dissolve and wind up the affairs of the Partnership;

         11.1.4 the disposition of all or substantially all (being 80% of the book value based on the most recent financial statements of the partnership) of Partnership Property, provided there has been the consent of the General Partner and the Majority Vote of the Limited Partners (including the Partnership Interests held by the General Partner as a Limited Partner) expressly provided that the drag along provisions of Section 7.4 shall expressly supercede this provision; or

         11.1.5 as provided herein, the General Partner's written election to withdraw from the Partnership or the removal of the General Partner, unless a substitute general partner is elected as provided in Section
         6.4 hereof.

11.2 Distribution of Assets Upon Dissolution. Upon the dissolution of the Partnership, it shall be wound up and the Partnership Property shall be distributed in the order provided herein. The timing of the process of winding up shall be as provided by the General Partner, as in the best interests of the Partnership. Partnership Property shall be sold at a price deemed reasonable by the General Partner, whether the consideration should be payable in cash, promissory notes, securities, other property or any other form or any combination of forms which may be obtained and the proceeds thereof, as well as all other cash and properties of the Partnership, shall be distributed, after all items of income, gain, loss, deduction or credit are allocated as provided in Article IV hereof, as follows:

         11.2.1 all of the Partnership's debts and liabilities to persons other than Partners shall be paid and discharged or an adequate reserve to so pay and discharge shall be established;

         11.2.2 all of the Partnership's debts and liabilities to the Limited Partners, if any, shall be paid and discharged;

         11.2.3 all of the Partnership's debts and liabilities to the General Partner, if any, shall be paid and discharged; and

         11.2.4 all subsequent distributions shall be made to the Partners in accordance with their Capital Accounts.

11.3 General Partner's Authority to Conduct Dissolution. The winding up of the affairs of the Partnership and the liquidation and distribution of its assets shall be conducted exclusively by the General Partner, who is authorized to do any and all acts and things authorized by law for these purposes. In the event the General Partner determines to distribute Partnership Property in kind, each item of Partnership Property, including interests in other entities in which the Partnership may invest, shall be distributed by the General Partner in kind pro rata to the Partners in accordance with Article V or Article XI, as applicable, subject to the terms and conditions of Section 8.2 hereof, unless otherwise expressly agreed by all of the Partners.

11.4 Return of Capital Contribution. Each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. If Partnership Property remaining after the payment or discharge of the debts and liabilities of the Partnership to third party creditors and to Partners is insufficient to return the Capital Contribution of a Limited Partner, it shall have no recourse against the General Partner or any other Limited Partner.

11.5 Deficit Capital Account. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that there is any deficit in the Capital Account of any Partner resulting from or attributable to deductions and losses of the Partnership, including non-cash items such as depreciation, or distributions of net cash available or assets in kind to all Partners, upon dissolution of the Partnership, such deficit or deficits shall not be an asset of the Partnership, and no Partner shall be obligated to contribute such amount to the Partnership to bring the balance of that Partner's capital account to zero.

                    ARTICLE XII - MEETINGS AND VOTING RIGHTS

12.1 Notice and Call of Meetings. The General Partner may at any time call a meeting or a vote of the Limited Partners and shall call for such meeting or vote and give written notice thereof within ten (10) days following receipt of written request of Limited Partners holding more than twenty percent (20%) of the Partnership Interests then held by Limited Partners (not including any Partnership Interests held by the General Partner as a Limited Partner). The General Partner shall within thirty (30) days mail, postage-paid, written notice of any such meeting or vote to all Partners of record as of the date of mailing, which date of mailing shall serve as a record date for all purposes of this
Article XII, to the most recent addresses shown on the records of the Partnership, which notice shall state the purpose or requested purpose of such meeting or vote. Any such meeting or vote shall be held not fewer than 15 nor more than 60 days following mailing of the notice. All expenses of the meeting or vote and of notice thereof shall be borne by the Partnership.

12.2 One Vote Per One Percent of Partnership Interest. A Partner shall be entitled to cast one vote (or fraction thereof) for each one percent of Partnership Interest (or fraction thereof) which it owns: (a) at a meeting, in person, by written proxy or by a signed writing directing the manner in which it desires that its vote be cast, which writing must be received by the General Partner prior to such meeting; or (b) without a meeting, by a signed writing directing the manner in which it desires that its vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Partners are to be counted. Only the votes of Partners of record as of the date of mailing the notice of such meeting or vote shall be counted. There shall be a quorum sufficient to hold a meeting if a sufficient percentage of interests is represented in person or by proxy to adopt the proposal at issue under the terms of this Agreement. The laws of the State of Texas pertaining to the conduct of meetings of shareholders and validity and use of corporate proxies shall govern the conduct of the meeting and the validity and use of proxies given by Partners. Partners may expressly waive written notice of any meeting or vote.

12.3 Consents. Any action which may be taken by Partners at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of Partnership Interests having not less than the minimum interests that would be necessary to authorize or take that action at a meeting. Any such consent may be signed in counterpart. Prompt notice of the taking of any action with less than unanimous consent must be sent to those Partners who have not consented in writing to the taking of the action.

                          ARTICLE XIII - MISCELLANEOUS

13.1 Notice. Any notice, request or demand required or permitted under this Agreement shall be deemed to have been duly given or made if delivered or sent by receipted delivery service or postage prepaid by registered or certified mail
(i) in the case of the General Partner, to the address specified in Section 1.4 hereof, and (ii) in the case of a Limited Partner, to such Limited Partner's address as it appears on the records of the Partnership. All notices required under this Agreement must be sent in a manner such that receipt is documented and notices hereunder are only effective upon receipt as so documented. In all events, written consents of Limited Partners as may be requested by the General Partner may be sent to the General Partner by facsimile at the number set forth in Section 1.4 hereto. Any Limited Partner may change all or any part of its address by giving notice in writing stating such change to the General Partner and the General Partner may change all or any part of its address by giving notice in writing stating the new address to all other Partners, and, if necessary, by making any amendments to the Certificate of Limited Partnership that may be required as a result of the change of address by the General Partner. Commencing on the l5th day after the giving of such notice such newly designated address shall be such Partner's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

13.2 Waiver. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of a violation.

13.3 Captions. The captions in the Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provisions hereof.

13.4 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

13.5 Governing Law. This Agreement, and the application or interpretation thereof shall be governed exclusively by its terms and by the local, internal law of the State of Texas, and specifically shall be governed by the Texas Revised Limited Partnership Act, as same may be amended from time to time. The venue of any suits arising out of this Agreement or brought by any Limited Partner against the General Partner shall lie in Harris County, Texas.

13.6 Cumulative Rights and Remedies. The rights and remedies set forth in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its rights to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereunder had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.8 Construction. Whenever the singular number is used herein, the same shall include the plural; neuter, masculine and feminine genders shall include each other. If any language is stricken or deleted from the Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn from it.

13.9 Entire Agreement. This Agreement constitutes the entire agreement of the parties. All prior agreements among the parties, whether written or oral, are merged herein and shall be of no force or effect. The Agreement cannot be changed, modified or discharged orally but only by an agreement in writing. There are no representations, warranties, or agreements other than those set forth in this Agreement.

13.10 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Partnership or of the Partners.

13.11 Authority. Each individual executing the Agreement on behalf of a partnership, corporation, or other entity warrants that he is authorized to do so and that the Agreement will constitute the legally binding obligation of the entity that the individual represents.

13.12 Signatures. The signature of the authorized representative of the General Partner shall be sufficient to bind the Partnership to any agreement or any document, including, but not limited to, documents or agreements executed in connection with the acquisition or disposition of any Partnership Property.

13.13 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by the Agreement, their respective successors and assigns.

13.14 Mediation. The Partners agree that, in lieu of the institution of any litigation among Partners over a provision of this Agreement, the Partner seeking mediation (the "Plaintiff") will submit such claim to mediation. The Plaintiff shall notify in writing the Partner or Partners against whom such mediation is sought (the "Defendants"), describe the nature of such claim, the provision of this Agreement which has been violated by the Defendants, and the material facts surrounding such claim. If the parties are unable to agree on a mediator, the Plaintiff shall appoint one mediator and the Defendants shall appoint one mediator. Such mediators shall be appointed within thirty (30) days of the date of the foregoing described notice. Within thirty (30) days of appointment, such mediators shall appoint a third mediator. Each party appointing a mediator shall bear all cost and expenses associated with such mediator, and the costs and expenses associated with the third mediator (or the first mediator if one (1) is agreed upon) shall be borne equally by the parties. Within thirty (30) days of the appointment of the foregoing described mediator(s), the Plaintiff and Defendant shall hold a mediation hearing before such mediator(s) at such time and place as the Plaintiff and Defendant may agree. At such mediation hearing, the Alternative Dispute Resolutions provisions of the Revised Civil Statutes of Texas shall apply.

         IN WITNESS WHEREOF, the undersigned have executed this Partnership Agreement of Touchstone Resources - 2001 Hackberry Drilling Fund, L.P. this 30th day of November, 2001.

                                   GENERAL PARTNER:

                                   Touchstone Resources Ventures, LLC
                                   a Texas limited liability company



                                   By:
                                       -----------------------------
                                         Mark A. Bush, President



STATE OF TEXAS           )
                         )
COUNTY OF HARRIS         )

         BEFORE ME, the undersigned, a Notary Public in and for the State of Texas, on this day personally appeared Mark A. Bush, known to me to be the person whose name is subscribed to the foregoing instrument and who, being by me first duly sworn, declared that he is the President of Touchstone Resources Ventures, L.L.C., a Texas limited liability company, which is the General Partner of Touchstone Resources -2001 Hackberry Drilling Fund, L. P., a Texas limited partnership, and that he executed said instrument as the act and deed of such corporation for the purposes and consideration therein expressed, in the capacity therein stated.



                             -------------------------------------------
                             Notary Public in and for the State of Texas

         IN WITNESS WHEREOF, the undersigned has executed this Partnership Agreement of Touchstone Resources - 2001 Hackberry Drilling Fund, Ltd. this ________ day of ________, 2002.

                                LIMITED PARTNER



                                ------------------------------------
                                Name:
                                Address: